NEWS RELEASE
FOR IMMEDIATE RELEASE

       VITAL SIGNS, INC. ANNOUNCES 15% INCREASE IN EARNINGS PER SHARE FROM
         CONTINUING OPERATIONS AND AN INCREASE IN THE QUARTERLY DIVIDEND

     TOTOWA, N.J., February 9, 2005 -- VITAL SIGNS, INC. (NASDAQ: VITL) today announced sales and earnings for the quarter ended December 31, 2004. The Company also announced an increase in the quarterly dividend.

     For the first quarter of fiscal 2005, earnings per share from continuing operations increased 15% to $.46 per share, compared to $.40 per share for the first quarter of fiscal 2004. Earnings from continuing operations increased to $5,823,000 compared to $5,224,000 for the first quarter of fiscal 2004.

     On February 8, 2005 the Board approved an increase in the quarterly dividend from $0.06 per share to $0.07 per share, payable on February 28, 2005 to shareholders of record on February 21, 2005.

     Net revenues for the first quarter of fiscal 2005 increased 4.2% (2.8% excluding the favorable effect of foreign exchange) to $45,698,000 as compared to $43,848,000 in the comparable period last year. Following are the net revenues by business segment for the first quarter of fiscal 2005 compared to the first quarter of fiscal 2004 (in thousands of dollars):

                                           NET REVENUES BY BUSINESS SEGMENT
                                       -----------------------------------------
                                              FOR THE THREE MONTHS ENDED
                                                     DECEMBER 31,
                                       -----------------------------------------
                                                2004         2003       PERCENT
                                                                         CHANGE
                                       -----------------------------------------
Anesthesia                                   $ 20,127      $ 18,496         8.8%
Respiratory/Critical Care                      10,148        10,667       (4.9)%
Sleep                                          10,752        10,956       (1.9)%
Pharmaceutical Technology Services              4,671         3,729        25.3%
                                       -----------------------------------------
Net Revenues                                 $ 45,698      $ 43,848         4.2%
                                       =========================================

     Anesthesia net revenues increased 8.8% due in part to a 61.2% increase in sales of Limb-[th]'TM', our patented anesthesia circuit, and an 8.2% increase in sales of our traditional anesthesia circuits. Respiratory/Critical Care net revenues decreased 4.9%. The most significant factor was a decline of 39.0% in international sales of our ABG product principally related to international OEM customers. The remaining products in the Respiratory/Critical Care segments had an overall increase of 2.6%.

     Net revenues in the Sleep business segment declined 1.9% (a decrease of 6.9% excluding foreign exchange). Net revenues at Sleep Services of America
(SSA), the Company's domestic sleep clinic business, decreased 10.7% resulting from the effect of closing certain less profitable sleep labs between the second and fourth quarters of fiscal 2004. SSA has experienced a 13.8% sales increase in the continuing sleep centers over the same period last year. Revenues for Breas, our European manufacturer of personal ventilators and CPAP devices, increased 3.7% resulting from favorable foreign exchange rates. Breas revenues were negatively affected by increased competition in our home care ventilator product line and from discontinuing certain OEM products as a result of the increased focus on our own manufactured products. Breas distributors are awaiting the launch of our new family of sleep and ventilation products, the first of which, the I-mask, will begin shipping in February. Revenues from these new products are expected to begin in the quarter ending June 30, 2005.

     Revenues in the Pharmaceutical Technology Services segment increased 25.3% resulting primarily from the impact of several significant sales of the company's ComplianceBuilder software to pharmaceutical clients.

     Terry Wall, President and CEO of Vital Signs, commented, "We are encouraged by the continued growth in our anesthesia segment. Our new anesthesia, respiratory and emergency products have remained on schedule and we expect to introduce all four in April."

     "The $.46 earnings per share from continuing operations realized in the first quarter met our internal plan. Our projected fully diluted earnings per share from continuing operations for fiscal 2005, remains at between $2.10 and $2.15 per share, which would be approximately a 22% to 25% increase over fiscal 2004 results."

     Net income was $5,733,000 for the first quarter of fiscal 2005, compared to $5,070,000 for the first quarter of fiscal 2004. Fully diluted earnings per share were $.45 per share in the first quarter of fiscal 2005 and $.39 per share in the first quarter of fiscal 2004.

     For the three months ended December 31, 2004 the Company bought back 113,200 shares of its common stock for $3,974,000. After giving effect to the buyback of its common stock in the three months ended December 31, 2004, the Company's cash increased $3.4 million to $79.9 million. Net cash provided from operations for the three months ended December 31, 2004 was approximately $7.1 million.

     On February 8. 2005, Vital Signs' Board of Directors authorized the expenditure of an additional $15 million for the repurchase of Vital Signs' common stock. Previously, in May 2003, the Board of Director's had authorized the expenditure of $20 million to repurchase the Company's common stock. The Company has utilized approximately $14.7 million of the original authorization. Any purchases under Vital Signs' stock repurchase program may be made from time-to-time in the open market, through block trades or otherwise. Depending on the market conditions and other factors, these purchases may be commenced or suspended at any time or from time-to-time without prior notice.

     All statements in this press release (including without limitation our guidance with respect to projected full-year 2005 results, the timing of the introduction and the market acceptance for the new Breas, Anesthesia, Respiratory and Emergency products), other than historical statements, constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of risks and uncertainties, including risks associated with unanticipated delays in bringing products to market, regulatory approvals of new products, market conditions, and competitive responses as well as other factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30, 2004.

     Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care and sleep/ventilation markets, achieving the number one market share position in five of its major product categories. In addition, Vital Signs provides pharmaceutical technology services to the pharmaceutical and medical device industry. Vital Signs is ISO 9001 certified and has CE Mark approval for its products.

FOR FURTHER INFORMATION, CONTACT:         Terry D. Wall, President
                                                (973) 790-1330
                                          http://www.vital-signs.com

                                VITAL SIGNS, INC.
                              FINANCIAL HIGHLIGHTS
                               STATEMENT OF INCOME

                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)

                                                                     THREE MONTHS ENDED
                                                                        DECEMBER 31
                                                             ----------------------------------
                                                                  2004                2003
                                                             ---------------    ---------------
Gross revenues                                               $        59,821    $        55,980
        Rebates                                                      (13,241)           (11,086)
        Other deductions                                                (882)            (1,046)
                                                             ---------------    ---------------

Net revenues                                                          45,698             43,848
Cost of goods sold and services
     Provided                                                         22,989             21,834
                                                             ---------------    ---------------
Gross Profit                                                          22,709             22,014

Expenses:
        Selling, general and administrative                           12,008             12,346
        Research and development                                       1,784              1,506
        Restructuring charge                                              55               --
        Interest and other (income)/expense, net                        (221)               (89)
                                                             ---------------    ---------------
Income from continuing operations
        before income taxes and minority interest                      9,083              8,251
Provision for income taxes                                             3,151              2,889
                                                             ---------------    ---------------
Income from continuing operations before minority interest             5,932              5,362
Minority interest                                                        109                138
                                                             ---------------    ---------------
Income from continuing operations                                      5,823              5,224
Discontinued operations, net                                             (90)              (154)
                                                             ---------------    ---------------
Net income                                                   $         5,733    $         5,070
                                                             ===============    ===============

Earnings (loss) per common share:
Basic:
      Income per share from continuing operations            $          0.46    $          0.40
      Discontinued operations                                          (0.01)             (0.01)
                                                             ---------------    ---------------
      Net  earnings                                          $          0.45    $          0.39
                                                             ===============    ===============
Diluted:
      Income per share from continuing operations            $          0.46    $          0.40
      Discontinued operations                                          (0.01)             (0.01)
                                                             ---------------    ---------------

      Net  earnings                                          $          0.45    $          0.39
                                                             ===============    ===============
Basic weighted average number of shares                               12,618             12,884
Diluted weighted average number of shares                             12,771             13,018

                                VITAL SIGNS, INC.
                              FINANCIAL HIGHLIGHTS

                            BALANCE SHEET HIGHLIGHTS:
                            -------------------------

                                                 (In Thousands)
                                                 --------------
                                                  (Unaudited)
                                                  December 31,
                                      ---------------------------------
                                             2004             2003
                                      ---------------------------------

Cash and cash equivalents             $        79,883   $        63,285
Accounts Receivable                            31,548            29,342
Inventory                                      17,750            20,600
Current Assets                                133,833           118,044
Total Assets                          $       241,015   $       224,488
                                      ===============   ===============

Current Liabilities                   $        17,346   $        13,454
Total Liabilities                              17,346            13,454
Shareholders equity                   $       220,213   $       207,996
                                      ===============   ===============